                                                                 EXHIBIT (a)(17)

ARCO IRISH HOLDINGS [LOGO]

                               Final* Cash Offer
                                      for
                                Aran Energy plc





 * THE FINAL OFFER IS FINAL AND WILL NOT BE EXTENDED, NOR WILL IT BE REVISED OR INCREASED EXCEPT THAT ARCO IRISH HOLDINGS RESERVES THE RIGHT TO INCREASE, EXTEND OR OTHERWISE REVISE THE FINAL OFFER WITH THE CONSENT OF THE PANEL OR IN THE EVENT OF A COMPETITIVE SITUATION (INCLUDING AN OFFER OR AN INTENTION TO MAKE AN OFFER BEING ANNOUNCED BY OR ON BEHALF OF THE UNNAMED THIRD PARTY REFERRED TO IN ARAN'S ANNOUNCEMENT OF 6 OCTOBER 1995) ARISING.

Rule 8 Notices

Any person who, alone or acting together with any other person(s) pursuant to any agreement or any understanding (whether formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, one per cent. or more of Aran shares (including Aran shares represented by Aran
ADSs) is generally required under the provisions of Rule 8 of the City Code to notify the Irish Stock Exchange and the London Stock Exchange of every dealing in such securities during the initial period of the Final Offer or until, if later, the date on which the Final Offer becomes or is declared unconditional in all respects, by no later than 12 noon on the business day following the relevant transaction. Dealings by ARCO, ARCO Irish Holdings or "associates" (within the meaning of the City Code) of ARCO or ARCO Irish Holdings in Aran shares or Aran ADSs must also be so disclosed during the currency of the Final Offer.

Applicable Disclosure Requirements

The Final Offer is made for securities of an Irish company and, while the Final Offer is subject to Irish, UK and US disclosure requirements, US investors should be aware that this document has been prepared in accordance with Irish and UK format and style, which differs from US format and style. In particular, the Appendices contain information concerning the Final Offer responsive to US disclosure requirements that may be material and has not been summarised elsewhere.

The information concerning Aran in this document has been extracted from, or is based upon, publicly available information on file at the Companies Registration Office in Ireland and the SEC and other publicly available information. Except for information provided in accordance with paragraph 6 of Appendix 2, ARCO and ARCO Irish Holdings have not had access to the books and records of Aran. ARCO and ARCO Irish Holdings were not involved in the preparation of such information and are not in a position to verify any such information.

Enforcement of US Federal Securities Laws

ARCO has been advised by its Irish counsel, A&L Goodbody and its English counsel, Clifford Chance, that there is doubt as to the enforceability in Ireland and England, respectively, in original actions or in actions for enforcement of judgements of US courts, of liabilities predicated upon the US federal securities laws.

Rule 10b-13 Exemption

In accordance with normal UK practice, ARCO Irish Holdings or its nominees or brokers (acting as agents for ARCO Irish Holdings) or a subsidiary of ARCO (other than ARCO Irish Holdings) or a special purpose company established and jointly owned by ARCO and Rothschilds may make certain purchases of Aran securities outside the United States during the period in which the Final Offer remains open for acceptance pursuant to relief granted by the SEC staff from Rule 10b-13 under the US Exchange Act. Further details on this relief are contained in Appendix 2 under the heading "Market price data and principal purchases".

Final Offer in United States

The Final Offer is being made in the United States by N M Rothschild & Sons Limited acting through Rothschild Inc. References in this document to the Final Offer being made by N M Rothschild & Sons Limited should be read accordingly.

--------------------------------------------------------------------------------
 NO PERSON HAS BEEN AUTHORISED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ARCO OR ARCO IRISH HOLDINGS NOT CONTAINED IN
 THIS DOCUMENT, THE ORIGINAL OFFER DOCUMENT, THE CIRCULAR DATED 14
 SEPTEMBER 1995 SENT BY ARCO IRISH HOLDINGS TO ARAN SECURITYHOLDERS OR THE ACCEPTANCE FORMS (INCLUDING THE ACCEPTANCE FORMS IN RELATION TO THE
 ORIGINAL OFFER) AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR
 REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORISED. NEITHER
 THE DELIVERY OF THIS DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO ABOVE
 NOR ANY PURCHASE PURSUANT TO THE FINAL OFFER SHALL, UNDER ANY
 CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCO OR ARCO IRISH HOLDINGS OR ARAN SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS DOCUMENT.
--------------------------------------------------------------------------------

OFFER TO PURCHASE DATED 9 OCTOBER 1995

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN DOUBT ABOUT THIS FINAL OFFER YOU SHOULD CONSULT AN INDEPENDENT FINANCIAL ADVISER WHO, IN THE CASE OF UK SHAREHOLDERS, IS AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE ORIGINAL OFFER DOCUMENT AND THE CIRCULAR FROM ARCO IRISH HOLDINGS TO ARAN SECURITYHOLDERS DATED 14 SEPTEMBER 1995, COPIES OF WHICH ARE AVAILABLE FROM N M ROTHSCHILD & SONS LIMITED AT NEW COURT, ST SWITHIN'S LANE, LONDON EC4P 4DU AND FROM THE US DEPOSITARY, AS SET OUT ON PAGE 33.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL YOUR ARAN SHARES OR ARAN ADSs, PLEASE PASS THIS DOCUMENT, TOGETHER WITH THE ACCOMPANYING ACCEPTANCE FORMS AND (WHERE PROVIDED) THE REPLY-PAID ENVELOPE, AS SOON AS POSSIBLE TO THE PURCHASER OR TRANSFEREE, OR TO THE BANK, STOCKBROKER OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED, FOR ONWARD TRANSMISSION TO THE PURCHASER OR TRANSFEREE. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO AUSTRALIA, CANADA OR JAPAN.

N M Rothschild & Sons Limited, which is regulated by The Securities and Futures Authority Limited in the UK, is acting for ARCO and ARCO Irish Holdings in connection with the Final Offer and no one else and will not be responsible to anyone other than ARCO and ARCO Irish Holdings for providing the protections afforded to customers of N M Rothschild & Sons Limited or for providing advice in relation to the Final Offer. N M Rothschild & Sons Limited is acting through Rothschild Inc. for the purposes of making the Final Offer in the United States.

-------------------------------------------------------------------------------

                               Final* Cash Offer

                                      by

                         N M Rothschild & Sons Limited

                                 on behalf of

                          ARCO IRISH HOLDINGS [LOGO]

                         a wholly owned subsidiary of

                                     ARCO

                    to acquire the entire share capital of

                                Aran Energy plc

                  (including all American Depositary Shares)

-------------------------------------------------------------------------------

*THE FINAL OFFER IS FINAL AND WILL NOT BE EXTENDED, NOR WILL IT BE REVISED OR INCREASED EXCEPT THAT ARCO IRISH HOLDINGS RESERVES THE RIGHT TO INCREASE, EXTEND OR OTHERWISE REVISE THE FINAL OFFER WITH THE CONSENT OF THE PANEL OR IN THE EVENT OF A COMPETITIVE SITUATION (INCLUDING AN OFFER OR AN INTENTION TO MAKE AN OFFER BEING ANNOUNCED BY OR ON BEHALF OF THE UNNAMED THIRD PARTY REFERRED TO IN ARAN'S ANNOUNCEMENT OF 6 OCTOBER 1995) ARISING.

The Final Offer is open for acceptance until 1.00 p.m. (Dublin and London time), 9.00 a.m. (New York City time), on 24 October 1995 (the "initial period") unless extended (in accordance with the terms thereof). At the conclusion of the initial period or on or before the conclusion of any extension thereof and on the satisfaction or, where permitted, waiver of the condition(s) to the Final Offer, the purchase of all Aran securities in respect of which the Final Offer has been validly accepted and not withdrawn will take place, and the Final Offer will be extended for a subsequent period of at least fourteen calendar days. Prior to the Final Offer becoming or otherwise being declared unconditional in all respects, accepting Aran securityholders will have the right to withdraw their acceptances in respect thereof. HOWEVER, IN THE EVENT OF THE FINAL OFFER BECOMING OR BEING DECLARED UNCONDITIONAL IN ALL RESPECTS, NO RIGHTS OF WITHDRAWAL WILL BE AVAILABLE TO ACCEPTING ARAN SECURITYHOLDERS IN THE SUBSEQUENT PERIOD DURING WHICH THE FINAL OFFER REMAINS OPEN FOR ACCEPTANCE.

The procedure for acceptance is set out on pages 14 to 18 of this document and in the accompanying Acceptance Forms.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 1.00 P.M. (DUBLIN AND LONDON TIME), 9.00 A.M. (NEW YORK CITY TIME) ON 24 OCTOBER 1995.

-------------------------------------------------------------------------------

     N M ROTHSCHILD & SONS LIMITED                      ROTHSCHILD INC.
           Financial Adviser                           US Dealer Manager

Contents

                                                                          Page
                                                                          ----
Letter from the Chairman of ARCO Irish Holdings                             4

Letter from Rothschilds                                                    10

 1. Introduction                                                           10
 2. The Final Offer                                                        10
 3. Terms and Conditions of the Final Offer                                11
 4. Financial effects of acceptance of the Final Offer                     12
 5. Management and employees                                               13
 6. Aran share option schemes(s)                                           13
 7. Taxation                                                               13
 8. Procedure for acceptance of the Final Offer by holders of Aran shares  14
 9. Procedure for acceptance of the Final Offer by holders of Aran ADSs    16
10. Substitute acceptance forms                                            18
11. Rights of withdrawal                                                   18
12. Settlement                                                             19
13. Further information                                                    21

Appendices

 1. Conditions and Further Terms of the Final Offer                        22
 2. Additional Information relevant to the Final Offer                     25
 3. Bases of calculations and sources of information                       30

Definitions                                                                32

                                   IMPORTANT

Aran shareholders should note that the price under the Final Offer will be IR68p per Aran share ONLY IF the Statoil/Connemara proposal is voted down. Aran shareholders should complete and return the enclosed Form of Proxy voting AGAINST the resolution.

                    --------------------------------------

If the Statoil/Connemara proposal is approved the price under the Final Offer will be reduced to IR66p per Aran share.

                    --------------------------------------

Cash consideration under the Final Offer

                     STATOIL/CONNEMARA     STATOIL/CONNEMARA
                         PROPOSAL              PROPOSAL
                        VOTED DOWN             APPROVED
For each Aran share        IR68p                 IR66p

ARCO BELIEVES IT IS CLEARLY IN ARAN SHAREHOLDERS' INTEREST TO VOTE AGAINST THE STATOIL/CONNEMARA PROPOSAL.

                    --------------------------------------

All references in this document to the value of the Final Offer and comparative figures based on the Final Offer assume, unless otherwise specified, that the Statoil/Connemara proposal is voted down and accordingly that the price under the Final Offer is IR68p per Aran share.

                          ARCO IRISH HOLDINGS [LOGO]
                            515 South Flower Street
                             Los Angeles, CA 90071

                                                                 9 October 1995

Dear Sir or Madam,

ARCO Irish Holdings today announced an increased and final cash offer for your Aran shares. Regrettably, the Board of Aran has chosen to complicate matters by introducing the Statoil/Connemara proposal which ARCO opposes. Your Board's action has resulted in ARCO offering:--

--If the Statoil/Connemara proposal is voted dow                    IR68pn

--If the Statoil/Connemara proposal is approved                     IR66p

Accordingly, upon the successful conclusion of the Final Offer, Aran shareholders will be entitled to the full IR 68p ONLY IF THEY REJECT THE STATOIL/CONNEMARA PROPOSAL.

Increased and final offer

The increased and final offer provides full value for all of Aran's assets. It also allows you the opportunity of securing a value for your shares considerably in excess of market prices existing prior to our Original Offer because it represents:

--a premium over the Aran share price
  before the Original Offer                                          60%*

--a premium over the Aran four year share price high
  before the Original Offer                                          45%*

Aran announced on 6 October 1995 that it had received an approach from a third party which might lead to an offer. The unnamed party requested information on Aran. By agreeing to that request ARCO believes that Aran has conceded that its days as an independent company are numbered. REGARDLESS OF THIS ANNOUNCEMENT ARCO'S OFFER IS THE ONLY OFFER ON THE TABLE.

Valuation

In the weeks since the Original Offer, debate has centred around the "true" value of Aran's assets. In reality there are only two areas of any material difference between ourselves and Aran.

The first is Schiehallion, where we have a number of concerns with the assumptions used by SSI in the "independent" valuation. Nevertheless, if ARCO accepts SSI's assumptions, but eliminates the inappropriate tax loss allocation and substitutes what we believe the industry would judge to be a more appropriate discount rate of 12.5%, the value of Schiehallion is IR(Pounds)55 million (IR21p per share). It is this valuation which we have included in our Final Offer.

The other area in dispute is in relation to exploration assets where Aran's valuation strains credibility and, not surprisingly, has been largely ignored by the market. Nevertheless, and as is illustrated on the next pages, we have attributed a more than generous price for these high risk and unproven exploration assets.

The Statoil/Connemara proposal

Aran has chosen to complicate matters by requiring shareholders to vote on the proposed joint venture that Aran has entered into with Statoil in relation to the Connemara field. ARCO is opposed to this proposal and believes it transfers value from Aran shareholders to Statoil. From ARCO's perspective, the loss of sole operational control of the field has a further negative impact over and above the transfer of value. ARCO believes the Statoil/Connemara proposal, if approved, would represent a diminution in Aran shareholder value.

In ARCO's view, Aran's proposed grant of a low cost option to Statoil on Connemara is an example of why Aran shareholders should accept ARCO's generous offer. The background to the Statoil/Connemara proposal and its negative impact on Aran and its shareholders is addressed in detail on page 8 of this document.

Reduced price, if the Statoil/Connemara proposal is approved

In response to Aran electing to put the Statoil/Connemara proposal to a shareholder vote, ARCO has structured its offer to meet the possibility of the proposal being approved by shareholders. If approved, the price under the Final Offer will be IR66p per share.

Recommendation

We strongly urge you to:

-- vote against the resolution to approve the Statoil/Connemara proposal by completing and posting the enclosed Form of Proxy; and

-- accept our increased and final offer without delay.

Yours sincerely,

/s/ Bill Wade

Bill Wade
Chairman


*The equivalent figures, if the Statoil/Connemara proposal were approved, are 55% and 40%.

                           ARCO's Analysis of Value


                                                     ARCO's Values
                                                     ---------------

              Exploration and             )
                Speculative               )
               Developments:              )           IR18p     27%
                                          )           (including premium
                 . Acreage                )           for control)
            . Solan & Strathmore          )
                . Connemara               )



                Schiehallion              )
                                          )           IR26p     38%
                   Dunlin                 )


             Alba & Parliament            )
                                          )          IR24p     35%
           Gryphon & satellites           )           (net of
                                          )           debt)
            US proved reserves            )
                                          )
            Celtic Sea royalty            )
                                                      -------   ----
                                                      IR68p     100%
                                                      =======   =====

          Note: Assuming the Statoil/Connemara proposal is VOTED DOWN.

The Hard Facts                                                   Conclusion
-------------------------------------------------------------    --------------------
High risk
 Exploration Acreage
  . West of Shetlands
   -Over (Pounds)1,000,000,000 spent on exploration
   -Only 2 announced developments                                 Premium price for
   -Aran's 1995 record in this region -  Drilled 4:               unproven value
    Disappointments 4
  . West of Ireland - No discovery has ever been
    declared commercial
 Solan & Strathmore - Recent disappointing appraisal wells
 Connemara - Still undeveloped; economic viability uncertain


Medium risk
 Schiehallion
  . Aran's reserves exposed to unitisation and
    therefore could be less
 Dunlin                                                          Generous value for
  . Mature field, current production                             upside potential
    below 20% of peak
  . Abandonment and terminal
    uncertainties


Low risk
 Large part of value derived from recent
   auction sales                                                 Full value

 Full valuation for core producing
 assets allowing for historic UK tax
 losses


                  CONNEMARA--DIMINUTION OF SHAREHOLDER VALUE

On 28 September 1995 Aran announced the Aran/Statoil Connemara proposal. The agreement is incomplete because the Joint Operating Agreement is not finalised. The Statoil/Connemara proposal was made conditional upon relevant approvals by the Minister of Transport, Energy and Communications, which have been given. The agreement was also made subject to any conditions the Panel might impose.

Under the Rules of the City Code in relation to "Restrictions on Frustrating Action", during the currency of an offer, Aran had the choice either to defer finalising the agreement until such time as the ARCO offer had been concluded or to seek the approval of Aran shareholders at an Extraordinary General Meeting ("EGM").

The Aran Board elected to seek shareholders' approval and on 3 October 1995 Aran published a notice convening the necessary EGM. By publishing the notice of meeting on 3 October 1995, Aran could have chosen to convene the meeting as early as 19 October 1995. Instead, Aran chose to hold the meeting on 23 October 1995, the day before the expiration date of ARCO's Offer, notwithstanding that Aran could finalise the agreement WITHOUT HOLDING AN EGM ONCE THE ARCO OFFER HAD BEEN CONCLUDED. ARCO BELIEVES THAT ARAN'S DECISION TO OPT FOR AN EGM AND TO SELECT A MEETING DATE OF 23 OCTOBER 1995 IS A BLATANT ATTEMPT TO FRUSTRATE THE DUE PROCESS OF ARCO'S OFFER AND, AS A CONSEQUENCE, TO COMPLICATE MATTERS FOR ARAN SHAREHOLDERS.

ARCO believes that under the terms of the proposed joint venture Aran will be transferring value away to Statoil:

-- Statoil has in effect been granted an exclusive six months option to review Aran's data on Connemara before deciding whether or not to incur any material amount of the estimated $18.6 million cost of the work programme, including the Extended Well Test.

-- The first 120 days of production from the Extended Well Test will be for Statoil's sole account and thereafter, Statoil is entitled to 50% of the production. Depending on production rates, ARCO believes Statoil is potentially in a position to cover the cost of the entire work programme.

-- If the Connemara field extends into any other blocks owned by Aran, Aran has agreed to give 47.25 per cent to Statoil for no extra consideration.

-- Aran has given Statoil the right to match any third party offer to acquire all or part of Aran's interest outside the Connemara field in Blocks 26/28 and 26/29.

-- The agreement provides for Aran and Statoil to be joint operators without explanation as to apportionment of duties and liabilities.

For these reasons ARCO believes that the Statoil/Connemara proposal is not in the best interests of Aran shareholders. In addition, from ARCO's perspective, the loss of sole operational control of Connemara has a further negative impact over and above the transfer of value.

As a result of the Aran Board's decision to put the Statoil/Connemara proposal to a shareholders' meeting during the currency of ARCO's offer, ARCO has been compelled to structure the terms of its Final Offer to accommodate the possibility that the resolution is approved and the value of Aran to ARCO is thereby reduced.

Accordingly, the price under the Final Offer will be IR 68p in cash per share ONLY IN THE EVENT THAT THE RESOLUTION FAILS. If the resolution is approved, the price under the Final Offer will be A REDUCED price of IR 66p per share.

ARCO URGES ARAN SHAREHOLDERS TO VOTE AGAINST THE RESOLUTION IN ORDER TO HAVE THE OPPORTUNITY TO RECEIVE THE HIGHER CONSIDERATION FOR THEIR SHARES.

               The benefits of ARCO's Final Offer are compelling

--CAPITAL:

  Premium over Aran share price before
  the Original Offer                                60%*

  Premium over Aran 4 year share price high before
  the Original Offer                                45%*

--SHARE PRICE PERFORMANCE

  Aran's shareholders face an uncertain future without ARCO's Final Offer and must give careful consideration to what might happen to the value of their investment if they do not accept ARCO's Final Offer.

     --    Price prior to Original Offer                   IR42.5p

     --    Final Offer price                               IR68.0p*

     ARAN'S SHARE PRICE IF FINAL OFFER LAPSES?


                              [ART APPEARS HERE]

CHART DEPICTING THE PRICE MOVEMENT OF THE STOCK IN IR PENCE BEGINNING OCTOBER 1994 AND CONTINUING THROUGH OCTOBER 1995. IN ADDITION THE GRAPH REFLECTS THE PRICE PRIOR TO THE ORIGINAL OFFER (IR42.5p) AND A QUESTION MARK REGARDING THE FUTURE PRICE IF THE FINAL OFFER LAPSES.


                          Accept the Final Offer Now

           * Assuming the Statoil/Connemara proposal is voted down.

                  [LETTERHEAD N M ROTHSCHILD & SONS LIMITED]

                                                                 9 October 1995

TO ARAN SECURITYHOLDERS AND, FOR INFORMATION ONLY, TO PARTICIPANTS IN THE ARAN SHARE OPTION SCHEME(S).

Dear Sir or Madam,

               FINAL CASH OFFER ON BEHALF OF ARCO IRISH HOLDINGS

1. INTRODUCTION

On 9 October 1995, the Board of ARCO Irish Holdings, a wholly owned subsidiary of ARCO, announced the terms of an increased and final cash offer, to be made by Rothschilds on its behalf, for the whole of Aran's issued (and to be issued) share capital (including Aran shares represented by Aran ADSs). This letter sets out the formal Final Offer for your Aran securities.

The Final Offer values the existing issued share capital of Aran at approximately: IR(Pounds)178 million (equivalent to Stg(Pounds)182 million) if the Statoil/Connemara proposal is NOT approved; OR IR(Pounds)173 million (equivalent to Stg(Pounds)177 million) if the Statoil/Connemara proposal is approved.

THE FINAL OFFER WILL CLOSE AT 1.00 PM (DUBLIN AND LONDON TIME), 9.00 A.M. (NEW YORK CITY TIME) ON 24 OCTOBER 1995 UNLESS IT HAS BY THEN BECOME OR BEEN DECLARED UNCONDITIONAL AS TO ACCEPTANCES. IT WILL NOT OTHERWISE BE EXTENDED, NOR WILL IT BE REVISED OR INCREASED, EXCEPT THAT ARCO IRISH HOLDINGS RESERVES THE RIGHT TO INCREASE, EXTEND OR OTHERWISE REVISE THE FINAL OFFER WITH THE CONSENT OF THE PANEL OR IN THE EVENT OF A COMPETITIVE SITUATION (INCLUDING AN OFFER OR AN INTENTION TO MAKE AN OFFER BEING ANNOUNCED BY OR ON BEHALF OF THE UNNAMED THIRD PARTY REFERRED TO IN ARAN'S ANNOUNCEMENT OF 6 OCTOBER 1995) ARISING.

2. THE FINAL OFFER

On behalf of ARCO Irish Holdings, we hereby offer to acquire, on the terms and subject to the conditions set out in this document and in the Acceptance Forms, all Aran shares (including the Aran shares represented by Aran ADSs) on the following bases:

(a) If the Statoil/Connemara proposal is NOT approved

     FOR EACH ARAN SHARE                IR68P IN CASH
     FOR EACH ARAN ADS                  IR(Pounds)20.40 IN CASH
     (WHICH REPRESENTS 30 ARAN SHARES)

        Registered number 925279 England. Registered office as above.
                             Regulated by the SFA

Based on an exchange rate of IR(Pounds)1 = Stg(Pounds)1.022, the Final Offer on this basis is equivalent to Stg69.5p per Aran share and Stg(Pounds)20.85 per Aran ADS. Based on an exchange rate of IR(Pounds)1 = $1.5771, the Final Offer on this basis is equivalent to $1.07 per Aran share and $32.17 per Aran ADS. Paragraph (c) of Appendix 3 sets out the details of such exchange rates.

(b) If the Statoil/Connemara proposal is approved

      FOR EACH ARAN SHARE                IR66P IN CASH
      FOR EACH ARAN ADS                  IR(Pounds)19.80 IN CASH
      (WHICH REPRESENTS 30 ARAN SHARES)

Based on an exchange rate of IR(Pounds)1 = Stg(Pounds)1.022, the Final Offer on this basis is equivalent to Stg67.5p per Aran share and Stg(Pounds)20.24 per Aran ADS. Based on an exchange rate of IR(Pounds)1 = $1.5771, the Final Offer on this basis is equivalent to $1.04 per Aran share and $31.23 per Aran ADS. Paragraph (c) of Appendix 3 sets out the details of such exchange rates.

Whilst the Final Offer is denominated in Irish pounds, accepting Aran shareholders and holders of Aran ADSs will instead be entitled to receive their cash consideration in either pounds sterling or US dollars at prevailing exchange rates on the latest practicable business day preceding the date of payment.

The Statoil/Connemara proposal will be approved if the resolution to be proposed at the Extraordinary General Meeting of Aran convened for 23 October 1995 is passed. Accordingly ARAN SHAREHOLDERS WHO WISH TO RECEIVE THE HIGHER PRICE UNDER THE FINAL OFFER SHOULD VOTE AGAINST THE RESOLUTION AND ARE URGED TO COMPLETE AND DESPATCH THE ENCLOSED FORM OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ATTACHED TO IT.

If the Final Offer becomes or is declared unconditional, it is intended that an application will be made for the permission granted by the Irish Stock Exchange and the London Stock Exchange for Aran shares, and by NASDAQ for Aran ADSs, to be traded on those markets to be revoked. If the Final Offer becomes or is declared unconditional and if sufficient acceptances are received, ARCO Irish Holdings intends to apply the provisions of Section 204 of the Irish Companies Act (set out in Appendix 5 of the Original Offer document) to acquire compulsorily any outstanding Aran shares (including Aran shares represented by Aran ADSs) not acquired pursuant to the Final Offer or otherwise.

3. TERMS AND CONDITIONS OF THE FINAL OFFER

The Aran shares (including the Aran shares represented by Aran ADSs) will be acquired by ARCO Irish Holdings fully paid and free from all liens, equitable interests, charges and encumbrances and together with all rights attaching thereto on or after 21 August 1995, including voting rights and the right to receive and retain all dividends and other distributions declared, made or paid on or after 21 August 1995, whether payable in cash or otherwise.

The Final Offer is subject to the relevant conditions and further terms set out in Appendix 1 of this document and in the Acceptance Forms and to the provisions relating to acceptance and settlement set out in paragraphs 8, 9 and 12 of this letter.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 1.00 P.M. (DUBLIN AND LONDON TIME), 9.00 A.M. (NEW YORK CITY TIME) ON 24 OCTOBER 1995.

The Final Offer is conditional, inter alia, on valid acceptances being received in respect of not less than 95 per cent. of the Aran shares (including Aran shares represented by Aran ADSs) to which the Final Offer relates, or such lesser percentage as ARCO Irish Holdings may decide (the acceptance level), provided that such condition (the acceptance condition) shall not be satisfied unless the Minimum Acceptance Condition shall have been satisfied.

ARCO IRISH HOLDINGS INTENDS TO REDUCE THE ACCEPTANCE LEVEL AT THE EARLIEST OPPORTUNITY. ACCORDINGLY, SUBJECT TO ARCO IRISH HOLDINGS NOT BEING AWARE OF ANY CIRCUMSTANCE WHICH CONSTITUTES OR MAY RESULT IN A BREACH OF OR FAILURE TO SATISFY ANY OF THE REMAINING CONDITIONS TO THE FINAL OFFER (OTHER THAN CONDITION (a), THE ACCEPTANCE CONDITION, AND CONDITION (b) RELATING TO THE GRANTING OF IRISH MERGERS ACT CLEARANCE), ARCO IRISH HOLDINGS INTENDS ON 19 OCTOBER 1995 TO GIVE THREE US BUSINESS DAYS' NOTICE TO REDUCE THE ACCEPTANCE LEVEL SO THAT THE ACCEPTANCE CONDITION WILL HAVE BEEN SATISFIED IF ARCO IRISH HOLDINGS AND/OR ITS WHOLLY-OWNED SUBSIDIARIES SHALL HAVE ACQUIRED OR AGREED TO ACQUIRE, PURSUANT TO THE FINAL OFFER OR OTHERWISE, ARAN SHARES (INCLUDING ARAN SHARES REPRESENTED BY ARAN ADSs) CARRYING MORE THAN 50 PER CENT. OF THE VOTING RIGHTS NORMALLY EXERCISABLE AT GENERAL MEETINGS OF ARAN, INCLUDING, FOR THIS PURPOSE, ANY SUCH VOTING RIGHTS ATTACHING (OR WHICH ON ISSUE WILL ATTACH) TO ANY ARAN SHARES (INCLUDING ARAN SHARES REPRESENTED BY ARAN ADSs) WHICH HAVE BEEN UNCONDITIONALLY ALLOTTED OR ISSUED BEFORE THE ACCEPTANCE CONDITION (AS REDUCED) IS SATISFIED WHETHER PURSUANT TO THE EXERCISE OF ANY OUTSTANDING SUBSCRIPTION OR CONVERSION RIGHTS OR OTHERWISE.

If, following the proposed reduction in the acceptance level, the Final Offer is declared unconditional in all respects, withdrawal rights will terminate immediately, but the Final Offer will remain open for acceptance for a further period of not less than 14 days.

4. FINANCIAL EFFECTS OF ACCEPTANCE OF THE FINAL OFFER

(a) Capital

The following tables show, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Final Offer on the capital value for a holder of 100 Aran shares if the Final Offer becomes or is declared unconditional in all respects:

(1) If the Statoil/Connemara proposal is NOT approved

                                                                        Stg
                                                   Note  IR(Pounds) (Pounds)(ii)
Cash consideration................................         68.00       69.50
Market value of 100 Aran shares................... (iii)   42.50       43.44
                                                           -----       -----
Increase in capital value.........................         25.50       26.06
                                                           -----       -----
THIS REPRESENTS AN INCREASE OF....................           60%         60%

(2) If the Statoil/Connemara proposal IS approved

                                                                        Stg
                                                   Note  IR(Pounds) (Pounds)(ii)
Cash consideration................................         66.00       67.45
Market value of 100 Aran shares................... (iii)   42.50       43.44
                                                           -----       -----
Increase in capital value.........................         23.50       24.01
                                                           -----       -----
THIS REPRESENTS AN INCREASE OF....................           55%         55%

---------
Notes:
(i)   No account has been taken of any potential liability to taxation.
(ii) The Stg(Pounds) equivalent is based on the exchange rate set out in paragraph (c) of Appendix 3.
(iii) The market value shown in the table for Aran shares is based on the last dealt price in Dublin of IR42.5p per Aran share on 18 August 1995, being the last dealing day before the announcement of the Original Offer, as derived from the Irish Stock Exchange Daily Official List.

(b) Income

In Aran's 1995 interim results, published on 8 September 1995, it was stated that the Board expects, subject to the satisfactory inclusion of Schiehallion as an approved field by its banks and in the absence of any unforeseen circumstances, to recommend the payment of a dividend of IR1p per Aran share for 1995 when the results for the year are published in March 1996.

However, Aran shareholders have to date never received a dividend. Acceptance of the Final Offer will provide the opportunity for Aran shareholders to generate income from their capital for the first time.

5. MANAGEMENT AND EMPLOYEES

The existing employment rights, including pension rights, of the management and employees of the Aran Group will be fully safeguarded.

6. ARAN SHARE OPTION SCHEME(S)

The Final Offer will extend to any Aran securities unconditionally allotted or issued and fully paid prior to the date on which the Final Offer becomes or is declared unconditional (or such later date or dates as ARCO Irish Holdings may decide) pursuant to the exercise of options granted under the Aran share option scheme(s). Appropriate proposals will be made by ARCO Irish Holdings in due course to holders of options under the Aran share option scheme(s).

7. TAXATION

ANY HOLDERS OF ARAN SECURITIES WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION SHOULD CONSULT THEIR PROFESSIONAL ADVISER.

The following paragraphs are intended as a general guide only and are based on current legislation and tax authority practice (which may change) and may not apply to certain categories of Aran securityholders (e.g. dealers in securities).

(a) Irish taxation

For holders of Aran securities who are resident or ordinarily resident in Ireland for tax purposes or who carry on business in Ireland through a branch or agency to which such Aran securities are attributable, the sale of such Aran securities pursuant to the Final Offer will constitute a disposal for the purposes of Irish taxation of capital gains. Such a disposal may, depending on the individual circumstances of such holders, give rise to a liability to taxation.

A person who is neither resident nor ordinarily resident in Ireland is not normally subject to Irish capital gains tax on the disposal of Irish assets. If at the time of any disposal of Aran shares, such shares were not quoted on a stock exchange and derived their value or the greater part of their value directly or indirectly from Irish land, buildings or mineral rights, then such disposal could be subject to Irish capital gains tax notwithstanding that the person making the disposal is neither resident nor ordinarily resident in Ireland.

(b) UK taxation of capital gains

For holders of Aran securities who are resident or ordinarily resident in the UK for tax purposes or who carry on business in the UK through a branch or agency to which such Aran securities are attributable and who hold their shares as an investment, the sale of such Aran securities pursuant to the Final Offer will constitute a disposal for the purposes of UK taxation of capital gains. Such a disposal may, depending on the individual circumstances of such holders, give rise to a liability to taxation.

(c) US taxation

The summary below addresses certain US federal income tax consequences applicable to holders of Aran securities who are citizens or residents of the United States, domestic corporations or otherwise taxed as United States residents.

The receipt of cash pursuant to the Final Offer will be a taxable transaction for US federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

In general, a holder of Aran securities who sells such securities pursuant to the Final Offer will, for US federal income tax purposes, recognise a gain or loss equal to the difference between such holders adjusted tax basis in the Aran securities transferred and the amount of cash received in exchange therefor. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, the Aran securities were held for more than one year. A holder of Aran securities who sells such securities pursuant to the Final Offer may have a foreign currency exchange gain or loss for US federal income tax purposes which would be treated as ordinary income or loss. Any such exchange gain or loss would be in addition to the gain or loss recognised by the holder on the disposition of Aran securities pursuant to the Final Offer.

Further information on the application of US taxation is contained in paragraph 12 of Appendix 4 of the Original Offer document.

(d) Other jurisdictions

Aran securityholders who are subject to taxation in jurisdictions other than Ireland, the UK, or the US should consult their professional adviser before taking action.

8. PROCEDURE FOR ACCEPTANCE OF THE FINAL OFFER BY HOLDERS OF ARAN SHARES

ANY FORM OF ACCEPTANCE PREVIOUSLY SUBMITTED AND NOT WITHDRAWN SHALL (WHETHER OR NOT THE STATOIL/CONNEMARA PROPOSAL IS APPROVED) CONSTITUTE AN ACCEPTANCE OF THE FINAL OFFER (IN RESPECT OF THE NUMBER OF ARAN SHARES INSERTED OR DEEMED TO BE INSERTED IN BOX 1 OF THAT FORM OF ACCEPTANCE) WITHOUT THE NEED FOR FURTHER ACTION.

OTHERWISE, TO ACCEPT THE FINAL OFFER IN RESPECT OF YOUR ARAN SHARES you should complete EITHER Box 1 or Box 1A and/or Box 1B, and Box 3, and if appropriate Boxes 4 and/or 5, 6 or 7 and sign Box 2 of the Form of Acceptance IN THE PRESENCE OF A WITNESS, who should also sign in accordance with the instructions printed thereon. ARAN SHAREHOLDERS' ATTENTION IS PARTICULARLY DRAWN TO THE INSTRUCTIONS REGARDING BOXES 1, 1A AND 1B OF THE FORM OF ACCEPTANCE. Further details for accepting the Final Offer are set out below. Details for accepting the Final Offer in respect of Aran ADSs are set out in paragraph 9 of this letter.

Aran securityholders who hold both Aran shares and Aran ADSs should use the appropriate Acceptance Form in respect of each holding.

(a) Return of the Form of Acceptance

The completed, signed and witnessed Form of Acceptance, together with your share certificate(s) and/or other document(s) of title, should be returned by hand or by post to the Irish Receiving Agent, AIB Bank, Registrars & New Issue Department, Bankcentre, P.O. Box 954, Ballsbridge, Dublin 4, or the UK Receiving Agent, The Royal Bank of Scotland plc, Registrars Department, New Issues Section, P.O. Box 859, Consort House, East Street, Bedminster, Bristol, BS99 1XZ or, by hand only (during normal business hours only), to The Royal Bank of Scotland plc, Registrars Department, New Issues Section, 67 Lombard Street, London EC3P 3DL. IN THE ABSENCE OF ELECTIONS BEING MADE TO RECEIVE ALTERNATIVE CURRENCIES, THE CURRENCY IN WHICH YOU RECEIVE YOUR CONSIDERATION WILL DEPEND ON YOUR REGISTERED ADDRESS. DETAILS OF CURRENCY ARRANGEMENTS ARE SET OUT IN PARAGRAPH 12 OF THIS LETTER.

An Aran shareholder may instead submit the Form of Acceptance, together with his or her share certificate(s) and/or other document(s) of title, to the US Depositary First Chicago Trust Company of New York, either by hand or overnight courier to Suite 4680, 14 Wall Street, Eighth Floor, New York, NY 10005 or by post to Suite 4660, P.O. Box 2559, Jersey City, NJ 07303 who will receive such Form(s) of Acceptance and certificates and/or other documents of title on behalf of the UK Receiving Agent and the Irish Receiving Agent.

Completed documents should be received by either the Irish Receiving Agent, the UK Receiving Agent or the US Depositary as soon as possible and in any event so as to be received NOT LATER THAN 1.00 P.M. (DUBLIN AND LONDON TIME),
9.00 A.M. (NEW YORK CITY

TIME) ON 24 OCTOBER 1995. Aran shareholders with an Irish or a UK registered address will find enclosed a first class reply-paid envelope for this purpose. No acknowledgement of receipt of documents will be given. The instructions printed on the Forms of Acceptance shall be deemed to form part of the terms of the Final Offer.

(b) Share certificates not readily available or lost

Even if your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to be received NOT LATER THAN 1.00 P.M. (DUBLIN AND LONDON TIME), 9.00 A.M. (NEW YORK CITY TIME) ON 24 OCTOBER 1995 and the share certificate(s) and/or other document(s) of title forwarded as soon as possible thereafter.

The completed Form of Acceptance, together with any share certificate(s) and/or other document(s) of title that you may have available, should be lodged with the Irish Receiving Agent or the UK Receiving Agent or (if appropriate), the US Depositary, at the relevant address given above, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title.

In the case of loss, you should then write to Aran's registrars, Bank of Ireland, Registration Department, P.O. Box 4044, Hume House, Ballsbridge, Dublin 4, Ireland, advising them of the loss and asking for a letter of indemnity for the lost share certificate(s) which, when completed in accordance with the instructions given, should be returned to the Irish Receiving Agent or the UK Receiving Agent or (if appropriate) the US Depositary at the relevant address given above.

(c) Validity of acceptances

Even if your Form of Acceptance is received not complete in all respects or is not accompanied by the relevant share certificates and/or other document(s) of title or your acceptance of the Final Offer is in some other way defective ARCO Irish Holdings and Rothschilds reserve the right (subject to the terms of the Final Offer) to treat any acceptance of the Final Offer as valid. In that event, the consideration under the Final Offer will not be despatched until after the Form of Acceptance is complete in all respects and the share certificate(s) and/or other document(s) of title or indemnities satisfactory to ARCO Irish Holdings and Rothschilds has/have been received.

(d) Overseas Aran shareholders

The attention of Aran shareholders not resident in Ireland, the UK or the US (and any person, including without limitation, any custodian, nominee or trustee who may have an obligation to forward this document or any Acceptance Forms outside Ireland, the UK or the US) is drawn to Part B of Appendix 1. In particular, such documents should not be forwarded or transmitted in or into Australia, Canada or Japan.

(e) Method of delivery

The method of delivery of Aran shares and all other required documents is at the option and risk of the accepting Aran shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given.

Further information regarding procedures for acceptance by Aran shareholders is referred to in Part B of Appendix 1.

If you are in any doubt about the procedure for acceptance please telephone the Irish Receiving Agent on 01 660 0311 (Ext. 12280) or the UK Receiving Agent on 0117 937 0666, or the US Depositary on (800) 659 6111 (toll free) or
(201) 324 0137.

9. PROCEDURE FOR ACCEPTANCE OF THE FINAL OFFER BY HOLDERS OF ARAN ADSs

Holders of Aran ADSs who have already tendered and not withdrawn their Aran ADSs in accordance with the procedures set out in the Original Offer document (including completion and delivery of the Letter of Transmittal accompanying the Original Offer document) need not take any further action in order for such Aran ADSs to be tendered pursuant to the Final Offer.

Tenders pursuant to the Letter of Transmittal accompanying the Original Offer document shall be deemed to constitute an acceptance of the Final Offer for all such Aran ADSs at the applicable price determined as described herein. However, any holder of Aran ADSs who has previously submitted a Letter of Transmittal or Notice of Guaranteed Delivery and who wishes to make an election concerning the Statoil/Connemara proposal, as described below, should submit the revised Letter of Transmittal accompanying this document.

(a) To accept the Final Offer for Aran ADSs

For a holder of Aran ADSs validly to accept the Final Offer:

(i) either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the US Depositary at one of its addresses set out on page 33 of this document, and the Aran ADRs evidencing such Aran ADSs must be received by the US Depositary at one of such addresses or delivered pursuant to the procedures for book-entry transfer referred to in Part B of Appendix 1 (and a confirmation of receipt of such transfer received by the US Depositary); or

(ii) such holder must comply with the guaranteed delivery procedures referred to in Part B of Appendix 1.

Delivery of a Letter of Transmittal, the Aran ADRs evidencing tendered Aran ADSs (or book-entry transfer of such Aran ADSs) and any other required documents to the US Depositary by a holder of Aran ADSs will be deemed (without any further action by the US Depositary) to constitute an acceptance of the Final Offer by such holder in respect of such holder's Aran ADSs, subject to the terms and conditions set out in this document and the Letter of Transmittal. The acceptance of the Final Offer by a holder of Aran ADSs pursuant to the procedures described above, subject to the withdrawal rights described below, will constitute a binding agreement between such holder of Aran ADSs and ARCO Irish Holdings upon the terms and subject to the conditions of the Final Offer. If acceptance has been made in respect of an Aran ADS then a separate acceptance in respect of the Aran shares represented by such Aran ADS may not be made.

TENDERS OF ARAN ADSs PURSUANT TO THE LETTER OF TRANSMITTAL ACCOMPANYING THE ORIGINAL OFFER DOCUMENT SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE FINAL OFFER IN RESPECT OF ALL SUCH ARAN ADSs AT THE APPLICABLE PRICE DETERMINED AS DESCRIBED HEREIN. THE REVISED LETTER OF TRANSMITTAL PERMITS A TENDERING HOLDER OF ARAN ADSs TO ELECT, BY COMPLETING THE APPROPRIATE BOX(ES), EITHER (i) TO ACCEPT THE FINAL OFFER IN RESPECT OF ALL OR SOME OF SUCH HOLDER'S ARAN ADSs AT THE APPLICABLE PRICE DETERMINED AS DESCRIBED HEREIN,
(ii) TO ACCEPT THE FINAL OFFER ONLY IF THE STATOIL/CONNEMARA PROPOSAL IS NOT APPROVED BY THE ARAN SHAREHOLDERS (I.E., ONLY AT THE HIGHER PRICE) OR ONLY IF THE STATOIL/CONNEMARA PROPOSAL IS APPROVED (I.E., ONLY AT THE LOWER PRICE) OR
(iii) TO ACCEPT THE FINAL OFFER IN RELATION TO A DIFFERENT NUMBER OF ARAN ADSs DEPENDING ON WHETHER THE STATOIL/CONNEMARA PROPOSAL IS OR IS NOT APPROVED BY THE ARAN SHAREHOLDERS.

Delivery of a properly completed and duly executed revised Letter of Transmittal in accordance with the procedures set forth herein and in the Original Offer document will automatically constitute a revocation of any Letter of Transmittal previously delivered by the tendering Aran ADS holder.

COMPLETED LETTERS OF TRANSMITTAL, ARAN ADRs EVIDENCING TENDERED ARAN ADSs (OR CONFIRMATION OF A BOOK-ENTRY TRANSFER OF SUCH ARAN ADSs) AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE RECEIVED BY THE US DEPOSITARY AS SOON AS POSSIBLE AND IN ANY EVENT BY NOT LATER THAN 9.00 A.M. (NEW YORK CITY TIME), 1.00 P.M. (DUBLIN AND LONDON TIME) ON 24 OCTOBER 1995. NO ACKNOWLEDGEMENT OF RECEIPT OF DOCUMENTS WILL BE GIVEN. THE INSTRUCTIONS PRINTED ON THE LETTER OF TRANSMITTAL SHALL BE DEEMED TO FORM PART OF THE TERMS OF THE FINAL OFFER.

(b) Partial acceptances

If the Final Offer is to be accepted in respect of less than all of the Aran ADSs evidenced by any Aran ADRs delivered to the US Depositary, then the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Aran ADSs in respect of which the Final Offer is being accepted in the applicable section entitled "Description of Accepting Aran ADSs". In such case, in the event of the Final Offer becoming unconditional, a new Aran ADR for the remainder of the Aran ADSs (in respect of which the Final Offer was not accepted) represented by the old Aran ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date on which the Aran ADSs in respect of which the Final Offer had been accepted are purchased.

(c) Guaranteed delivery

If a holder of Aran ADSs wishes to accept the Final Offer and the Aran ADRs evidencing such Aran ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the Final Offer such holder's acceptance of the Final Offer may nevertheless be effected using the guaranteed delivery procedures referred to in Part B of Appendix 1. Holders of Aran ADSs who deliver a Notice of Guaranteed Delivery to accept the Final Offer must, inter alia, effect the deliveries described in paragraph 9(a)(i) of this letter within three trading days after the date of execution of such Notice of Guaranteed Delivery. For these purposes, a "trading day" is any day on which NASDAQ is open for business.

HOLDERS OF ARAN ADSs WHO WISH TO ACCEPT THE FINAL OFFER MAY USE EITHER THE REVISED NOTICE OF GUARANTEED DELIVERY ACCOMPANYING THIS DOCUMENT OR THE NOTICE OF GUARANTEED DELIVERY ACCOMPANYING THE ORIGINAL OFFER DOCUMENT.

COMPLETED NOTICES OF GUARANTEED DELIVERY SHOULD BE RECEIVED BY THE US DEPOSITARY AS SOON AS POSSIBLE AND IN ANY EVENT BY NOT LATER THAN 9.00 A.M. (NEW YORK CITY TIME), 1.00 P.M. (DUBLIN AND LONDON TIME) ON 24 OCTOBER 1995. NO ACKNOWLEDGEMENT OF RECEIPT OF DOCUMENTS WILL BE GIVEN. THE INSTRUCTIONS PRINTED ON THE NOTICE OF GUARANTEED DELIVERY SHALL BE DEEMED TO FORM PART OF THE TERMS OF THE FINAL OFFER.

HOWEVER, RECEIPT OF A NOTICE OF GUARANTEED DELIVERY WILL NOT BE TREATED AS A VALID ACCEPTANCE FOR THE PURPOSE OF SATISFYING THE ACCEPTANCE CONDITION. FOR SUCH ARAN SECURITYHOLDER'S ACCEPTANCE TO BE COUNTED TOWARDS SATISFACTION OF THE ACCEPTANCE CONDITION, THE US DEPOSITARY MUST HAVE RECEIVED, BY NOT LATER THAN 9.00 A.M. (NEW YORK CITY TIME), 1.00 P.M. (DUBLIN AND LONDON TIME) ON 24 OCTOBER 1995:

(i) the Aran ADRs evidencing the Aran ADSs referred to in the Notice of Guaranteed Delivery; or

(ii) in the case of Aran ADSs held in book-entry form, timely confirmation of a book-entry transfer of such Aran ADSs into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures referred to in Part B of Appendix 1, and, in either case, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

Holders of Aran ADSs who deliver a Notice of Guaranteed Delivery to accept the Final Offer must deliver a Letter of Transmittal at a later date when delivering Aran ADSs to the US Depositary, as provided herein. Aran securityholders who hold both Aran shares and Aran ADSs should use the appropriate Acceptance Form in respect of each holding.

(d) Validity of acceptances

Even if your Letter of Transmittal or Notice of Guaranteed Delivery, together with any signature guarantees, are received not complete in all respects or (unless book-entry transfer of Aran ADSs has been made) your Letter of Transmittal is not accompanied by the Aran ADRs evidencing tendered Aran ADSs and/or other documents(s) of title, or your acceptance of the Final Offer is in some other way defective, ARCO Irish Holdings and Rothschilds reserve the right (subject to the terms of the Final Offer) to treat any acceptance of the Final Offer as valid. In that event, the consideration under the Final Offer will not be despatched until after the Letter of Transmittal, together with any required signature guarantees, are complete in all respects, and such Aran ADRs and/or other document(s) of title or indemnities satisfactory to ARCO Irish Holdings and Rothschilds has/have been received.

(e) Overseas Aran ADS holders

The attention of holders of Aran ADSs not resident in Ireland, the UK or the US (and any person, including without limitation, any custodian, nominee or trustee who may have an obligation to forward this document or any Acceptance Form(s) outside Ireland, the UK or the US) is drawn to Part B of Appendix 1. In particular, such documents should not be forwarded or transmitted in or into Australia, Canada or Japan.

(f) Method of delivery

The method of delivery of Aran ADSs and all other required documents is at the option and risk of the accepting Aran ADS holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given.

Further information regarding procedures for acceptance by holders of Aran ADSs is referred to in Part B of Appendix 1.

If you are in any doubt about the procedure for acceptance by holders of Aran ADSs please telephone the US Depositary on (800) 659 6111 (toll free) or (201) 324 0137.

10. SUBSTITUTE ACCEPTANCE FORMS

Aran shareholders should use the Form of Acceptance enclosed with this document to accept the Final Offer in respect of their Aran shares in accordance with the terms of paragraph 8 above.

Holders of Aran ADSs may use either the revised Letter of Transmittal and Notice of Guaranteed Delivery accompanying this document or the Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Original Offer document to accept the Final Offer in respect of their Aran ADSs in accordance with the terms of paragraph 9 above.

Should any Aran securityholder receive an incorrect Acceptance Form with which to accept the Final Offer, or need any additional Acceptance Forms, he or she should contact the Irish Receiving Agent, the UK Receiving Agent or the US Depositary (at the relevant address and telephone number set out on page 33 of this document), who will provide the appropriate Acceptance Forms.

11. RIGHTS OF WITHDRAWAL

With certain exceptions pursuant to an SEC exemptive order, the Final Offer is subject to the US tender offer rules applicable to securities registered under the US Exchange Act as well as to the rules of the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for Irish companies, including those applicable to offeree shareholders' rights to withdraw their acceptance of an offer.

Under the Final Offer, holders of Aran securities will be able to withdraw their acceptances at any time prior to the Final Offer becoming or being declared unconditional in all respects. Withdrawals of acceptances in respect of the Final Offer may not be rescinded without the consent of ARCO Irish Holdings or Rothschilds and the Final Offer will be deemed not to have been validly accepted in respect of any Aran securities which have been so withdrawn. However, the Final Offer may be accepted again in respect of the withdrawn Aran securities by following one of the procedures described above in paragraph 8 (Procedure for acceptance of the Final Offer by holders of Aran shares) or paragraph 9 (Procedure for acceptance of the Final Offer by holders of Aran ADSs), as appropriate, at any time prior to the expiry or lapse of the Final Offer.

All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by ARCO Irish Holdings, whose determination (except as required by the Panel) will be final and binding. None of ARCO Irish Holdings, Rothschilds, the Irish Receiving Agent, the UK Receiving Agent, the US Depositary, the US Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are referred to in Part B of Appendix 1.

12. SETTLEMENT

(a) Date of payment

The settlement procedure with respect to the Final Offer will be consistent with Irish and UK practice, which differs from the US tender offer rules in certain material respects, particularly with regard to the date of payment.

Subject to the Final Offer becoming or being declared unconditional in all respects, cheques drawn on a branch of the Royal Bank of Scotland plc will be sent by first class post to accepting Aran shareholders, and cheques drawn on First Chicago Trust Company of New York will be sent by post to accepting holders of Aran ADSs or other designated agents, in each case at the risk of the persons entitled thereto:

(i) in the case of acceptances received complete in all respects by the date when the Final Offer becomes or is declared unconditional in all respects, within 21 days of such date; or

(ii) in the case of acceptances received complete in all respects after such date but while the Final Offer remains open for acceptance, within 21 days of such receipt.

(b) Currency of consideration

Whilst the Final Offer price per Aran share is denominated in Irish pounds, Aran shareholders with registered addresses in the UK will (subject to paragraph 12(c) below) receive the cash consideration due to them in pounds sterling.

Whilst the Final Offer price per Aran ADS is denominated in Irish Pounds, holders of Aran ADSs will (subject to paragraph 12(c) below) receive the cash consideration due to them in US dollars.

All other accepting Aran shareholders will (subject to paragraph 12(c) below) receive the cash consideration due to them in Irish pounds.

(c) Alternative currency election

Accepting Aran securityholders may elect, instead of receiving the currency set out in paragraph 12(b) above, to receive all (but not part) of the cash consideration due to them in one of the other two currencies referred to in paragraph 12(b) above:

   (i) Irish pounds payment election

   Accepting Aran shareholders with registered addresses in the UK and accepting holders of Aran ADSs who wish to receive their cash consideration in Irish pounds should put a "X" in the Box of the relevant Acceptance Form entitled Irish Pounds Payment Election.

   (ii) Pounds sterling payment election

   Accepting Aran shareholders with registered addresses outside the UK and accepting holders of Aran ADSs who wish to receive their cash consideration in pounds sterling should put a "X" in the Box of the relevant Acceptance Form entitled Pounds Sterling Payment Election.

   The amount of pounds sterling received will be at the noon buying rate prevailing in London for transfers in Irish pounds on the latest practicable business day preceding the date of despatch of payment as certified by The Royal Bank of Scotland plc. All costs of conversion will be paid by ARCO Irish Holdings.

   The actual amount of pounds sterling received will depend upon the exchange rate prevailing on the latest practicable business day preceding the date of despatch of payment, which may differ from the exchange rate set forth in paragraph 2 above. Aran securityholders should also be aware that the exchange rate which is prevailing at the date on which an election is made to receive pounds sterling and/or on the date of despatch of payment may be different from that prevailing on the latest practicable business day preceding the date of despatch of payment. IN ALL CASES, FLUCTUATIONS IN THE IRISH POUNDS/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING ARAN SECURITYHOLDERS WHO WILL, OR WHO ELECT TO, RECEIVE THEIR CONSIDERATION IN POUNDS STERLING.

   (iii) US dollars election

   Accepting Aran shareholders who wish to receive their cash consideration in US dollars should put a "X" in the Box of their Form of Acceptance entitled US Dollars Payment Election.

   The amount of US dollars received will be at the noon buying rate prevailing in London for transfers in Irish pounds on the latest practicable business day preceding the date of despatch of payment as certified by The Royal Bank of Scotland plc. All costs of conversion will be paid by ARCO Irish Holdings.

   The actual amount of US dollars received will depend upon the exchange rate prevailing on the latest practicable business day preceding the date of despatch of payment, which may differ from the exchange rate set forth in paragraph 2 above. Aran securityholders should also be aware that the exchange rate which is prevailing at the date on which an election is made to receive US dollars and/or on the date of despatch of payment may be different from that prevailing on the latest practicable business day immediately preceding the date of despatch of payment. IN ALL CASES, FLUCTUATIONS IN THE IRISH POUNDS/US DOLLAR EXCHANGE RATE ARE AT THE RISK OF ACCEPTING ARAN SHAREHOLDERS WHO WILL, OR WHO ELECT TO, RECEIVE THEIR CONSIDERATION IN US DOLLARS.

(d) General

All documents and remittances sent by or to Aran securityholders will be sent at their own risk. If the Final Offer does not become or is not declared unconditional in all respects, share certificate(s), Aran ADRs and/or other document(s) of title, together with the Acceptance Forms, will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Final Offer lapsing to the person or agent whose name and address is set out in the relevant Box of the Acceptance Form (which must be outside Australia, Canada and Japan) or, if none is set out, to the first-named holder at his/her registered address outside Australia, Canada and Japan, or in the case of Aran ADSs delivered pursuant to the book-entry transfer procedures, as referred to in Appendix 1.

No such documents nor any remittances under the Final Offer will be sent to an address in Australia, Canada or Japan.

13. FURTHER INFORMATION

This document should be read in conjunction with the Original Offer document which contains further information relating to ARCO, ARCO Irish Holdings and Aran.

Your attention is drawn to the Appendices which form part of this document.

                              Yours very truly,
                             for and on behalf of
                         N M Rothschild & Sons Limited

                               Nicholas Wrigley
                                   Director

APPENDIX 1

Conditions and Further Terms of the Final Offer

PART A--CONDITIONS OF THE FINAL OFFER

The Final Offer is, save as set out herein, subject to the conditions of the Original Offer set out in Part A of Appendix 1 to the Original Offer document which shall be deemed to be incorporated in and form part of this Appendix provided that references in such Part A to the Offer shall be deemed to be references to the Final Offer. References in such Part A to 3.00 p.m. (Dublin and London time), 10.00 a.m. (New York City time) on 23 September 1995 shall be deemed to be references to 1.00 p.m. (Dublin and London time), 9.00 a.m. (New York City time) on 24 October 1995.

The conditions contained in paragraphs (c), (d) and, with respect to the references therein to the US HSR Act, (k) of Part A of Appendix 1 to the Original Offer Document have been fulfilled.

ARCO Irish Holdings intends to revise the Acceptance Condition at the earliest opportunity so that the condition will have been satisfied if ARCO Irish Holdings and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, pursuant to the Final Offer or otherwise, Aran shares (including Aran shares represented by Aran ADSs) carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of Aran, including, for this purpose, any such voting rights attaching (or which on issue will attach) to any Aran shares (including Aran shares represented by Aran ADSs) which have been unconditionally allotted or issued before the Acceptance Condition (as reduced) is satisfied whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

Accordingly, subject to ARCO Irish Holdings not being aware of any circumstance which constitutes or may result in a breach of or failure to satisfy any of the remaining conditions to the Final Offer (other than condition (a), the Acceptance Condition, and condition (b) relating to the granting of Irish Mergers Act clearance), ARCO Irish Holdings intends on 19 October 1995 to give three US Business Days' notice to reduce the acceptance level as described above with effect on and from 24 October 1995.

A reference in the conditions to a public announcement by Aran shall mean an announcement delivered by or on behalf of Aran to the Company Announcements Office of the Irish Stock Exchange and the London Stock Exchange and publicly announced shall be construed accordingly.

ARCO Irish Holdings reserves the right to waive (where possible), in whole or in part, all or any of conditions (b) to (n) inclusive which remain outstanding or unsatisfied. ARCO Irish Holdings shall be under no obligation to waive or treat as satisfied any of such conditions by a date earlier than 24 October 1995 notwithstanding that the other conditions of the Final Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

ARCO Irish Holdings intends, if appropriate, to seek the Panel's approval to extend the date by which conditions (b) to (n) inclusive must be satisfied or waived to not later than 14 November 1995 (or such later date as the Panel may agree). Unless otherwise determined by ARCO Irish Holdings (with the consent of the Panel), the Final Offer will lapse unless at the latest time and date at which the Final Offer shall be terminated or expire ("the closing date") the Acceptance Condition is or remains satisfied by reference to acceptances and purchases permitted to be counted towards fulfilling the Acceptance Condition (other than acceptances withdrawn on or before the closing date), and subject to the consent of the Panel, by reference to the issued share capital of Aran as at the first time and date on which the Acceptance Condition is satisfied.

If ARCO Irish Holdings is required by the Panel to make an offer for Aran securities under the provisions of Rule 9 of the City Code, ARCO Irish Holdings may make such alterations to the conditions, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule.

If the Minister for Enterprise and Employment of Ireland makes an order under
Section 9 of the Mergers Act prohibiting the Acquisition or prohibiting the Acquisition except on conditions specified in such order, the Final Offer will lapse unless, in the case of an order prohibiting the Acquisition except on conditions specified in such order, ARCO Irish Holdings, in its absolute discretion, shall decide to accept such conditions.

If the Final Offer lapses, the Final Offer will cease to be capable of further acceptance and accepting Aran securityholders and ARCO Irish Holdings will cease to be bound by Acceptance Forms (including acceptance forms relating to the Original Offer) submitted before the time when the Final Offer lapses.

PART B--FURTHER TERMS OF THE FINAL OFFER

Except when the context requires otherwise, references in this Appendix 1 and in the Acceptance Forms to the Final Offer shall mean the Final Offer and any revision, increase or extension thereof.

The Final Offer is a revision of the Original Offer and shall be construed accordingly.

The Final Offer will close at 1.00 p.m. (Dublin and London time), 9.00 a.m. (New York City time) on 24 October 1995 unless it has by then become or been declared unconditional. It will not be extended, nor will it be revised or increased except that ARCO Irish Holdings reserves the right to increase, extend or otherwise revise the Final Offer with the consent of the Panel or in the event of a competitive situation (including an offer or an intention to make an offer being announced by or on behalf of the unnamed third party referred to in Aran's announcement of 6 October 1995) arising. By midnight (Dublin and London time) in Ireland and the UK and by midnight (New York City time) in the US on 24 October 1995, ARCO Irish Holdings will (unless otherwise permitted by the Panel) make an appropriate announcement as to whether the Final Offer is unconditional or has lapsed.

The Final Offer is, save as set out herein and in the Acceptance Forms, made on and subject to the conditions and further terms of the Original Offer set out or referred to in this Appendix 1 and in Part B of Appendix 1 to the Original Offer document which shall be deemed to be incorporated in and form part of this Appendix provided that the provisions of such Part B to be so incorporated shall be varied as follows:

   (i) references to the Offer, except where the context otherwise requires, shall be deemed to be references to the Final Offer;

   (ii) references to the Acceptance Forms shall be construed as references to the Acceptance Forms as defined in this document, unless the context otherwise requires; references to the Form of Acceptance, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be deemed to be to the Form of Acceptance, the Letter of Transmittal and the Notice of Guaranteed Delivery as each is defined in this document, unless the context otherwise requires;

   (iii) the first sentence of paragraph 1(a) of Part B of Appendix 1 to the Original Offer document shall be deemed to be deleted;

   (iv) the following paragraph shall be inserted as a new paragraph 3(g)(ii)(c) in Part B of Appendix 1 to the Original Offer document and the original paragraph 3(g)(ii)(c) shall be redesignated paragraph 3(g)(ii)(d) accordingly:

         "(c) without prejudice to the authority set out in paragraph (b) above:

             (i) in the case of an Aran shareholder which is a body corporate, the irrevocable appointment by such Aran shareholder of any director of Rothschilds as its representative in accordance with the articles of association of Aran to attend and speak at the general meeting of Aran convened for 23 October 1995 and any adjournment thereof and to exercise the votes of such Aran shareholder attaching to the Relevant Shares on its behalf at such meeting, such votes to be cast against the resolution to be proposed at such meeting;

             (ii) in the case of an Aran shareholder which is not a body corporate, the irrevocable appointment by such Aran shareholder of any director of Rothschilds as such Aran shareholder's attorney and/or agent (the "attorney") and an irrevocable authority to the attorney to attend and speak at the general meeting of Aran convened for 23 October 1995 and any adjournment thereof and to exercise the votes of such Aran shareholder attaching to the Relevant Shares at such meeting, such votes to be cast against the resolution to be proposed at such meeting.

          For this purpose "Relevant Shares" shall mean either (i) the number of shares shown or deemed to be shown in Box 1 in the relevant Form of Acceptance or (ii) if applicable, where a number has been inserted in BOTH Box 1A and Box 1B, the number of shares equal to the lower of those two numbers."

   (v) the reference to 25 August 1995 in paragraph 8(m) of Part B of Appendix 1 to the Original Offer Document shall be deemed to be a reference to 10 October 1995;

   (vi)  the references in such Part B to 3.00 p.m. (Dublin and London time),
         10.00 a.m. (New York City time) on 23 September 1995 shall be deemed to be references to 1.00 p.m. (Dublin and London time), 9.00 a.m. (New York City time) on 24 October 1995;

   (vii) Paragraph 9 of Part B of Appendix 1 to the Original Offer document shall be replaced by the following paragraph:

     "9. Overseas Holders of Aran Shares and Aran ADSs

             (a) The making of the Final Offer to persons not resident in
                 Ireland, the United Kingdom or the US ("overseas holders") may be affected by the laws of the relevant jurisdiction. Such overseas holders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas holder wishing to accept the Final Offer to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction and ARCO Irish Holdings shall be entitled to be fully indemnified and held harmless by such overseas holder for any such issue, transfer or other taxes as ARCO Irish Holdings may be required to pay.

             (b) The Final Offer is being made to all holders of Aran
                 securities provided that receipt of this document does not constitute the making of the Final Offer to (and purported acceptance in respect of Aran securities will not be accepted from or on behalf of) Aran securityholders in any jurisdiction in the US or elsewhere in which the making of the Final Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. ARCO Irish Holdings is not presently aware of any jurisdiction in the US that prohibits the making of the Final Offer.

             (c) In those US jurisdictions whose securities laws or blue sky laws require the Final Offer to be made by a licensed broker or dealer, the Final Offer shall be deemed to be made on behalf of ARCO Irish Holdings by Rothschild Inc. or one or more registered brokers or dealers which are licensed under the laws of those jurisdictions.

             (d) The provisions of this paragraph 9 supersede any terms of the
                 Final Offer inconsistent herewith."

APPENDIX 2

Additional Information Relevant to the Final Offer

1. Introduction

This document should be read in conjunction with the Original Offer document and the document from ARCO Irish Holdings to Aran securityholders dated 14 September 1995 (the "ARCO Letter") to which the announcement in paragraph 4 below relates. The definitions in the Original Offer document also apply to this document, save where the context requires otherwise. Save as disclosed herein, the directors of ARCO Irish Holdings and the members of the bid committee of ARCO are not aware of any material changes to the information set out in the Original Offer document and the ARCO Letter.

2. Responsibility for Information in this Document

The directors of ARCO Irish Holdings, whose names are set out in paragraph 2 of Appendix 2 to the Original Offer document, and the members of the bid committee of ARCO, whose names are set out in paragraph 2 of Appendix 4 to the Original Offer document, accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of the information contained in this document relating to the Aran Group which has been compiled from publicly available Aran Group documents has been to ensure that such information has been correctly compiled and is correctly and fairly reproduced and presented. Save as aforesaid, to the best of the knowledge and belief of the directors of ARCO Irish Holdings and the bid committee of ARCO (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

3. Market Price Data and Principal Purchases

Aran shares are listed and traded on the Irish Stock Exchange and the London Stock Exchange and Aran ADSs on NASDAQ. The following table sets out, for the periods indicated (i) the reported closing highest and lowest share prices for Aran shares on the Irish Stock Exchange as derived from the Irish Stock Exchange Daily Official List, (ii) the reported closing highest and lowest middle market quotations for Aran shares on the London Stock Exchange as derived from the Daily Official List of the London Stock Exchange and (iii) the high and low ADS prices on NASDAQ as reported by Datastream. For current price information, Aran securityholders are urged to consult publicly available sources.

                        Irish Stock Exchange     London Stock Exchange                     NASDAQ
                                 Aran shares               Aran shares                 Aran ADSs*
                                  (IR pence)               (Stg pence)                      (US$)
                             High        Low           High        Low           High        Low
Calendar 1993
 Third Quarter               40.0       27.0           36.5       24.5            n/a        n/a
 Fourth Quarter              36.0       21.3           33.5       21.5            n/a        n/a

Calendar 1994
 First Quarter               30.5       25.5           29.5       24.5             n/a       n/a
 Second Quarter              35.0       25.0           33.5       24.5             n/a       n/a
 Third Quarter               41.0       30.0           39.5       30.5           17.50     16.25
 Fourth Quarter              44.5       36.8           43.5       36.5           21.13     17.25

Calendar 1995
 First Quarter               47.0       43.0           46.5       42.5           22.88     20.06
 Second Quarter              46.0       36.8           46.0       39.5           22.50     19.38
 Third Quarter               66.0       36.8           68.0       39.5           32.75     18.75

 Fourth Quarter (up
  to and including
  6 October)                 70.8       64.0           72.8       65.8           34.25     31.63

---------
* Aran ADSs were quoted on NASDAQ from 20 September 1994.

The following table shows the middle market quotations for Aran shares as derived from the London Stock Exchange Daily Official List and last dealt prices as derived from the Irish Stock Exchange Daily Official List and the Aran ADS price on NASDAQ as reported by Datastream for (i) the first business day of each month from February to October 1995; (ii) 18 August 1995 (the last business day prior to the announcement of the Offer); (iii) 23 August 1995 (the latest practicable date prior to the posting of the Original Offer document); and (iv) 6 October 1995 (the latest practicable date prior to the posting of this document):

                           Irish Stock Exchange     London Stock Exchange        NASDAQ
                                    Aran shares               Aran shares     Aran ADSs
                                     (IR pence)               (Stg pence)         (US$)
1 February 1995                            43.5                      43.0         20.40
1 March 1995                               47.0                      46.5         22.00
3 April 1995                               46.0                      46.0         22.50
1 May 1995 (2 May in
  Ireland)                                 44.0                      44.5         21.75
1 June 1995                                41.0                      42.0         20.50
3 July 1995                                36.8                      39.5         19.44
1 August 1995                              41.0                      42.5         20.69
18 August 1995                             42.5                      44.3         20.63
23 August 1995                             65.3                      67.3         32.25
1 September 1995                           65.5                      68.0         31.75
2 October 1995                             64.0                      65.8         31.63
6 October 1995                             70.8                      72.8         34.25

In accordance with normal UK practice, ARCO Irish Holdings or its nominees or brokers (acting as agents for ARCO Irish Holdings) or a subsidiary of ARCO (other than ARCO Irish Holdings) or a special purpose company established and jointly owned by ARCO and Rothschilds, may make certain purchases of Aran securities during the period in which the Final Offer remains open for acceptance pursuant to relief granted from the SEC staff from Rule 10b-13 under the US Exchange Act. In accordance with the terms of this relief, among other things, (i) such purchases may not be effected within the United States,
(ii) information regarding such purchases must be disclosed in the United States by press release to the extent disclosure is required pursuant to the City Code, and (iii) ARCO Irish Holdings and Rothschilds and any such other persons must comply with any applicable rules of UK and Irish organisations.

As at 6 October 1995, the latest practicable date prior to the posting of this document, ARCO Irish Holdings, whether directly or through any of the other persons referred to above, had not effected any purchases pursuant to this authority.

4. Text of ARCO announcement dated 20 September 1995

"ARCO, in its document to Aran shareholders dated 14 September 1995, set out its analysis of Aran's assets and associated risks. The Panel on Takeovers and Mergers has requested ARCO to clarify a number of issues in its analysis, which it is pleased to do.

Aran's core producing assets--low risk

 Alba and its satellite,       The Union Texas acquisition of the Oryx interest
 Parliament, Gryphon and its   in Block 16/26 included Oryx's interest in both
 satellites                    Alba and Parliament. However, Aran has stated
                               that no value for Oryx's interest in Parliament
                               was included in this sale. As a result, the
                               value of Oryx's interest is not comparable with
                               that of Aran's, which brokers estimate at IR0.3p
                               or IR0.75p per Aran share.
 US proved reserves and        The values referred to in ARCO's analysis of
 Celtic Sea royalty            these interests have been derived from a recent
                               Aran SEC filing containing information
                               calculated in accordance with the requirements
                               of SFAS No. 69. This information does not
                               represent Aran's management's estimate of
                               expected future cash flow or value of proved
                               reserves.

                               One of the primary objectives of SFAS No. 69 is stated to be to "develop disclosure requirements that are useful and in particular would compensate, in some measure, for recognised deficiencies in the comparability and predictive value of financial statement information of oil and gas enterprises." The source for this statement is set out in paragraph 2 in the Appendix.

                               The full text of the relevant part of Aran's filing is set out in paragraph 3 of the Appendix.

Taking account of these facts, ARCO remains of the opinion that Aran's core producing assets (net of Aran's debt) do not have a value of more than IR24p.

Aran's other assets--medium to high risk

 Dunlin A recent press article incorrectly attributed to ARCO a statement that the likely abandonment cost, said in the article to have become a hot topic since Shell's experience with Brent Spar, of Dunlin was (Pounds)250 million. Wood
                               Mackenzie has estimated an abandonment cost of (Pounds)200 million on the basis of abandonment in 2007 and before taking account of any potential tax benefits estimated at (Pounds)98 million.

 Solan and Strathmore          ARCO's document transposed Aran's interests in
                               these fields and should have been shown as 11.3%
                               and 10% respectively.

 West of Shetland acreage      ARCO pointed out that, since 1972, over 110
                               exploration wells have been drilled at a cost of
                               over (Pounds)1 billion with only 2 announced
                               developments. The source for this statement is
                               set out in paragraph 5 in the Appendix.

                               ARCO stated that nearly 30 appraisal wells have been drilled but public and scout data imply that less than 1 in 3 have been successful. The source for this statement is set out in paragraph 6 of the Appendix.

Aran's Board claims that ARCO has attempted, by its analysis, to create a smokescreen which it describes as misleading and flawed. ARCO comprehensively rejects this claim. The reality is that ARCO has sought to advance the debate by drawing shareholders' attention to the key issues which affect value and by setting out the questions the Aran Board needs to answer.

                                   Appendix

1. The brokers' estimates of the value of Aran's interests in Parliament are derived from:-

  (i) research published by Cazenove & Co (25 July 1995)--(Pounds)2 million, SBC Warburg (14 September 1995)--(Pounds)0.8 million, UBS Global Research (May 1995)--(Pounds)2 million;

  (ii) translating the above pounds sterling amounts into Irish pounds at a rate of IR(Pounds)1= Stg (Pounds)1.022 and dividing the resulting figure by 261,741,729, being the number of Aran shares (including Aran shares represented by Aran ADSs) in issue as disclosed by Aran on 11 September 1995.

2. The statement regarding one of the primary objects of SFAS No. 69 is taken from the Statement of Financial Accounting Standards No. 69 entitled "Disclosures about Oil and Gas Producing Activities" dated November 1982.

3. The text of the relevant part of Aran's recent 1994 SEC 20-F filing is set out below:

  "The standardized measure of discounted future cash flows relating to proved crude oil and gas reserves is calculated in accordance with the requirements of SFAS 69 and uses reserve definitions prescribed by the Financial Accounting Standards Board. Estimated future cash flows from production are computed by applying year end prices for crude oil and natural gas at year end exchange rates to year end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of the reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year end estimated proved reserves based on year end price levels and assuming the continuance of year end economic conditions. Future production costs include estimated abandonment liabilities. Estimated future taxes are calculated by applying appropriate year end statutory tax rates and reflect allowable deductions, tax credits and the tax basis of related assets. Discounted future net cash flows are calculated using 10% mid-period discount factors.

  The information provided below does not represent management's estimate of the Company's expected future cash flows or value of proved reserves. Estimates of proved reserves quantities are imprecise and change over time as new information becomes available and, in particular, probable and possible reserves, which may become proved reserves in 1995 or later, are excluded from the calculations. Also, assumptions have been required regarding the timing of future production and the timing and amount of future development and production costs. The calculations assume the economic conditions existing at the end of the reporting year will continue. Other different, but equally valid, assumptions might lead to significantly different final results.

  Although calculated in accordance with SFAS 69, the Group therefore cautions against the placing of unwarranted reliance on this information in view of the highly arbitrary nature of the assumptions on which it is based."

4. The statement regarding the estimated abandonment costs of Dunlin is taken from a report published by Wood Mackenzie in October 1994.

5. The statement regarding the number and cost of exploration wells since 1972 is taken from the following sentence as extracted from a report published by Wood Mackenzie in May 1995:

    "Since the first West of Shetlands exploration well in 1972, over 110 wells have been drilled in the region at a cost of over (Pounds)1 billion."

6. The following summary table sets out ARCO's sources for the statement regarding appraisal wells drilled in the West of Shetland.

                                                       Compl'n Well
   Well No.                   Field/Discovery Operator Date    Status O/U Source
   204/19-6.................. Foinaven North       BP  95 Jul  aband.   U   WM
   204/20-2..................   Schiehallion       BP  94 Nov  aband.   U   AA
   204/20-5..................   Schiehallion       BP  95 Jul   susp.   O  EIS
   204/24a-2.................       Foinaven       BP  92 Oct  aband.   O  EIS
   204/24a-2y................       Foinaven       BP  92 Nov  aband.   U  EIS
   204/24a-2z................       Foinaven       BP  92 Oct  aband.   U  EIS
   204/24a-3.................       Foinaven       BP  94 May  aband.   U   AA
   204/24a-4.................       Foinaven       BP  94 Jul   susp.   O  EIS
   204/24a-5.................       Foinaven       BP  94 Jul  aband.   U   AA
   204/24a-6.................       Foinaven       BP  94 Aug  aband.   U   AA
   204/24a-7.................       Foinaven       BP  94 Aug  aband.   U   AA
   204/25a-2.................   Schiehallion  Amerada  94 Oct  aband.   O  EIS
   204/25a-3.................   Schiehallion  Amerada  95 Mar  aband.   U   AA
   204/30a-3.................     Strathmore  Amerada  95 Jun  aband.   U   MC
   205/26a-5.................          Solan  Amerada  92 Jul  aband.   U   AA
   205/26a-5z................          Solan  Amerada  92 Aug  aband.   U   AA
   205/26a-6.................          Solan  Amerada  95 Apr  aband.   U   MC
   206/07a-2.................          Clair      Elf  91 Oct  aband.   U  EIS
   206/08-3a.................          Clair       BP  78 Dec  aband.   U  EIS
   206/08-4..................          Clair       BP  79 Feb  aband.   U   AA
   206/08-5..................          Clair       BP  80 Jul   susp.   O  EIS
   206/08-6a.................          Clair       BP  80 Sep  aband.   U   AA
   206/08-7z.................          Clair       BP  85 Nov  aband.   U  EIS
   206/08-8..................          Clair       BP  91 Sep  aband.   O  EIS
   206/08-9z.................          Clair       BP  92 Jul   susp.   O  EIS
   206/13a-2.................          Clair    Exxon  92 Aug  aband.   O  EIS

  In the above table:

   O   =   Oil well from which hydrocarbons flowed on test at significant rates i.e. more than 1000 barrels per day
   U   =   Unsuccessful well including tight well
   AA  =   Arthur Andersen Petroleum Services
   EIS =   EIS Information Services Limited
   MC  =   Mackay Consultants, as quoted in the Oil and Gas Journal on
           21 August 1995.
   WM  =   Wood Mackenzie                                              "

5. Amount and Source of Funds

The amount required to pay the cash consideration for the Aran shares (including Aran shares represented by Aran ADSs and subject to issuance pursuant to option schemes), together with estimated fees and expenses, is estimated to be IR(Pounds)181 million if the Statoil/Connemara proposal is approved and IR(Pounds)186 million if it is not.

The Final Offer will be financed out of existing cash resources available to the ARCO Group. Neither the payment of interest on, nor repayment of, nor security for, any liability (contingent or otherwise) of the ARCO Group will depend to any significant extent on the business of the Aran Group. Rothschilds is satisfied that the necessary resources are available to ARCO Irish Holdings to enable it to implement the Final Offer in full.

6. General

(a) As stated in the Original Offer document, on 19 August 1995, ARCO advised Morgan Grenfell & Co. Limited ("Morgan Grenfell"), in their capacity as financial advisers to Aran, that it intended to announce the Original Offer on 21 August 1995. Aran met with ARCO on 6 October 1995. At the meeting, Aran handed to ARCO the text of an announcement being made by Aran: "The directors of Aran Energy plc announce that they have received an approach from a third party which may lead to an alternative offer being made for the share capital of Aran. The potential offeror has requested information on Aran which to the extent required by the City Code on Takeovers and Mergers will also be made available to Arco." No further discussion took place at the meeting. Aran is making available to ARCO the same data it is providing to the unnamed third party. Except as described above, the information contained in paragraph 4 of Appendix 4 to the Original Offer document remains accurate as at 6 October 1995, the latest practicable date prior to the printing of this document.

(b) By 3:00 p.m. Dublin and London time (10:00 a.m. New York City time) on Saturday 7 October 1995, the second closing date of the original cash offer (the "Original Offer") for the whole of the issued and to be issued share capital of Aran, valid acceptances had been received and not validly withdrawn in respect of 2,579,550 Aran shares, including Aran shares represented by Aran ADSs, representing approximately 0.99 per cent. of the issued ordinary share capital of Aran. None of such acceptances have been received from persons acting in concert with ARCO Irish Holdings.

Neither ARCO Irish Holdings nor any person acting in concert with ARCO Irish Holdings has acquired or agreed to acquire any Aran shares (or rights over Aran shares) during the Original Offer period other than those for which valid acceptances have been received and not validly withdrawn under the Original Offer (subject to the conditions of the Original Offer) nor did any such person hold any Aran shares (or rights over Aran shares) prior to the commencement of the Original Offer period.

7. Documents Available for Inspection

The documents listed in paragraph 16 of Appendix 4 to the Original Offer document, including the Schedule 14D-1 filed with the SEC on 25 August 1995 and subsequent amendments thereto, will be available for inspection at the offices of A&L Goodbody, 1 Earlsfort Centre, Hatch Street, Dublin 2 and at the offices of Clifford Chance at 200 Aldersgate Street, London EC1A 4JJ, during normal business hours on any weekday (Saturdays and public holidays excepted) whilst the Final Offer remains open for acceptance.

APPENDIX 3

Bases of Calculations and Sources of Information

(a) The value of the existing issued share capital of Aran at the Offer price is based on 261,741,729 Aran shares (including Aran shares represented by Aran ADSs) in issue, as disclosed by Aran on 3 October 1995.

(b) The share price in Dublin of Aran before the Original Offer and the share price high in Dublin of Aran for the four years before the Original Offer is derived from the Irish Stock Exchange Daily Official List.

(c) Applicable exchange rates as derived from the Financial Times dated 24 August 1995 as set out in the Original Offer document are:

  IR(Pounds)1 = Stg(Pounds)1.022

  IR(Pounds)1 = $1.5771

(d) ARCO's value of Schiehallion on page 4 was determined by creating a net present value model which incorporated SSI's assumptions as set out in Aran's Circular dated 3 October 1995. This model calculated a value for Schiehallion of IR(Pounds)66.3 million -- matching SSI's post corporation tax value on a standalone basis (as set out on page 10 of the same Aran document). By applying a 12.5% discount rate instead of 10% (SSI's discount rate) the model yielded a value of IR(Pounds)55 million.

    The "elimination of the inappropriate tax loss allocation" statement on page
     4 refers to SSI's allocation of corporation tax losses to Schiehallion. ARCO believes the tax losses are general in nature and are not directly tied to Schiehallion and therefore should not be included in the Schiehallion field value.

    The statement that ARCO's valuation of Aran's core producing assets allows for historic UK corporation tax losses on page 7 is based on an analysis of the Cairn Energy plc purchase of Clyde Petroleum (North Sea) Limited's 10% interest in Gryphon and its satellites for Stg(Pounds)36 million in June 1995. ERC Tigress Limited valued Gryphon and its satellites for a report issued to Cairn Energy shareholders in June 1995. In this report the net present value of Cairn's 10% interest in these fields was Stg(Pounds)36 million which included Stg(Pounds)7.3 million attributable to corporation tax losses. Grossing up this figure to reflect Aran's 15% interest in Gryphon and its satellites gives an approximate value of Stg(Pounds)11 million for UK corporation tax losses which ARCO included in its valuation of Gryphon and its satellites. SSI's valuation of Aran's UK tax reliefs and tax synergy was Stg(Pounds)14.9 million, as set out on page 15 of Aran's Circular dated 3 October 1995. However, Stg(Pounds)3.5 million of this is attributable to tax relief in respect of future exploration expenditure which results in Stg(Pounds)11.4 million being attributable to producing assets. Therefore, given ARCO has effectively included Stg(Pounds)11 million for corporation tax losses in its valuation of Gryphon and its satellites, no significant additional value for such losses has been included in ARCO's valuation of Aran.

(e) The statement that the market has largely ignored Aran's valuation of its exploration assets on page 5 is based on the fact that Aran's closing mid market share price was Stg 65.62p per Aran share on 2 October 1995 and Stg 66.87p per Aran share on 3 October 1995, so derived from SEAQ
    International.

(f) The source of the statement that Solan and Strathmore were recently the subject of disappointing appraisal wells on page 7 is set out on page 4 of ARCO's circular dated 14 September 1995.

(g) The statement that current production at the Dunlin Field is below 20% of peak production on page 7/0/ is determined by contrasting Aran's figures of 18,900 barrels per day for the first half of 1995 set out on page 17 of their Circular dated 8 September 1995 with the peak rate achieved figure of 115,400 barrels per day set out in the Dunlin report of the Arthur Andersen United Kingdom Field Analysis Upstream Petroleum Database dated July 1995.

(h) The statement that a large part of the value attributable to low risk assets is derived from auction sales on page 7 is based on the public information set out in paragraph 14(f) of Appendix 4 of the Offer Document dated 25 August 1995 as amplified by paragraph 3(d) of the Appendix to the ARCO Circular dated 14 September 1995 and paragraph 4 of Appendix 2 of this document.

(i) The bullet point statements on page 8 regarding the terms of the Statoil/Connemara proposal are derived from the Agreement between Aran Servicing Limited and Statoil (UK) Limited in relation to the Connemara Field dated 28 September 1995.

(j) The source of the estimated cost figure of US$18.6 million for the Connemara work programme on page 8 is derived from Aran's circular dated 3 October 1995.

(k) The graph shown on page 9 of this document is derived from the closing share prices as reported by Datastream for each day in the last year from 7 October 1994 to 6 October 1995.

Definitions

The definitions used in the Original Offer document, save as varied herein, also apply in this document and in the Acceptance Forms, together with the following additional definitions, unless the context requires otherwise:

"Acceptance Forms"         the Form of Acceptance and, with respect to Aran
                           ADS holders only, the Letter of Transmittal and the Notice of Guaranteed Delivery, accompanying this document pursuant to the Final Offer;

"approved"                 means, in relation to the Statoil/Connemara
                           proposal, the passing by Aran shareholders at the Extraordinary General Meeting convened for 23
                           October 1995 or any adjournment thereof of the resolution set out in the Notice of Meeting dated 3
                           October 1995;

"Final Offer"              the increased and final offer by Rothschilds on
                           behalf of ARCO Irish Holdings contained in this document to acquire the Aran securities, such offer being at a price of IR68p for each Aran share or, if the Statoil/Connemara proposal is approved, a price of IR66p for each Aran share, and in each case, 30 times such amount in respect of each Aran
                           ADS;

"Form of Acceptance"       the orange Form of Acceptance, Authority and
                           Election relating to the Final Offer accompanying this document for use by holders of Aran shares;

"Letter of Transmittal"    the revised Letter of Transmittal relating to the
                           Final Offer accompanying this document for use by holders of Aran ADSs;

"Notice of Guaranteed      the revised Notice of Guaranteed Delivery relating
Delivery"                  to the Final Offer accompanying this document for
                           use by holders of Aran ADSs;

"Original Offer document"  the offer document issued by Rothschilds on behalf of ARCO Irish Holdings dated 25 August 1995;

"Original Offer"           the offer by Rothschilds on behalf of ARCO Irish
                           Holdings contained in the Original Offer document to acquire the Aran securities;

"SSI"                      Scientific Software-Intercomp

"Statoil"                  Statoil (U.K.) Limited; and

"the Statoil/Connemara     the proposed farm-out of an aggregate 47.5 per
proposal"                  cent. interest in the Connemara Lease Undertaking
                           by Aran Servicing Limited to Statoil as set out in a conditional agreement between such parties dated
                           28 September 1995.

Acceptances in respect of Aran Shares

Duly completed Forms of Acceptance, accompanied by Aran share certificates and/or other documents of title, should be delivered to the Irish Receiving Agent or the UK Receiving Agent at one of the addresses set out below or to the US Depositary at one of the addresses set out below under acceptances in respect of Aran ADSs.


The Irish Receiving Agent for the       The UK Receiving Agent for the
         Final Offer is:                       Final Offer is:

                                         The Royal Bank of Scotland plc
             AIB Bank                        Registrar's Department
     Registrars' & New Issue                   New Issues Section
            Department                          P.O. Box No 859
            Bankcentre                           Consort House
           P.O. Box 954                           East Street
           Ballsbridge                            Bedminster
            Dublin 4                               Bristol
                                                   BS99 IXZ

      For Information Call:                   For Information Call:

     01 660 0311 (Ext. 12280)                     0117 937 0666


Acceptances in respect of Aran ADSs

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The duly completed Letter of Transmittal, Aran ADRs and any other required documents should be sent or delivered by each holder of Aran ADSs or his broker, dealer commercial bank, trust company or other nominee to the US Depositary at one of its addresses set out below.

The US Depositary for the Final Offer is:

                    First Chicago Trust Company of New York

      By Mail:               For Information Call:        By Hand or Overnight
                                                                Courier:

 First Chicago Trust      (800) 659 6111 (TOLL FREE)       First Chicago Trust
 Company of New York                  or                   Company of New York
     Suite 4660                 (201) 324 0137                 Suite 4680
   P.O. Box 2559                                             14 Wall Street
  Jersey City, NJ 07303                                       Eighth Floor
                                                           New York, NY 10005


Any questions or requests for assistance or additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery or the Forms of Acceptance may be directed to the US Depositary, the Irish Receiving Agent or the UK Receiving Agent at their respective addresses and telephone numbers set out above. You may also contact your appropriately advised local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Final Offer.

The financial adviser to ARCO and          The US Dealer Manager for the
     ARCO Irish Holdings is:                     Final Offer is:

  N M Rothschild & Sons Limited                  Rothschild Inc.
            New Court                      1251 Avenue of the Americas
        St. Swithin's Lane                         51st Floor
         London EC4P 4DU                       New York, NY 10020

                   Printed by RR Donnelley Financial, 16383p